Exhibit 99.1

ROUNDY’S, INC. REITERATES ITS INTENTION TO INITIATE DIVIDEND

MILWAUKEE – April 24, 2012 – Roundy’s, Inc. (“Roundy’s” or the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today reiterated its intention to initiate a quarterly dividend.

Subject to declaration by its board of directors, the Company expects to initiate a quarterly dividend of approximately $0.23 per share on all outstanding shares of common stock during its second fiscal quarter and sometime after the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012. The Quarterly Report is expected to be filed on or before May 15, 2012.

The amount of any future dividends will be subject to a variety of factors as previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and at the discretion of the board of directors.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 98 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s Fresh Market retail banners in Wisconsin, Minnesota and Illinois.

Forward-Looking Statements

This release contains forward-looking statements about Roundy’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in Roundy’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect cost of capital and ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in Roundy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com

646-277-1228

5